UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

FARMER BROS. CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On November 23, 2016, Farmer Bros. Co. issued the following statement.

Leading Independent Proxy Advisory Firm ISS Recommends that Farmer Bros. Stockholders

Vote “FOR” All Three Farmer Bros. Co. Director Nominees

Farmer Bros. Urges Stockholders to Protect the Value of Their Investment

and Vote “FOR” Farmer Bros’ Director Nominees on the GOLD Proxy Card

FT. WORTH, Texas – November 23, 2016 – Farmer Bros. Co. (NASDAQ: FARM, the “Company” or “Farmer Bros.”) today announced that leading independent proxy firm, Institutional Shareholder Services (“ISS”), has recommended that Farmer Bros. stockholders vote “FOR” all three of the Farmer Bros. highly-qualified and experienced director nominees – Michael H. Keown, Charles F. Marcy and Christopher P. Mottern – on the GOLD proxy card in connection with the Company’s 2016 Annual Meeting of Stockholders to be held on December 8, 2016.

In its November 23, 2016 report, ISS concludedi:

“As the dissident has failed to make a compelling case that change at the board level is necessary, no support for the dissident nominees is warranted. Shareholders should vote on the GOLD management card FOR management nominees Keown, Marcy, and Mottern.” (Emphasis added)

In supporting ALL three Farmer Bros. nominees to the Board of Directors at the 2016 Annual Meeting, ISS also stated in its reporti:

“It seems difficult to dispute the fact that the current board and CEO have been the main driver behind the turnaround of Farmer Bros., having delivered an impressive improvement of the company fundamentals and strong appreciation of the company’s stock, from $11.83 in 2012 to $34.10 in 2016.”

In commenting on the Company’s operating performance and capital allocation decisions, ISS stated:

“In fact, since the current CEO’s tenure started, the company has delivered solid absolute and relative performance over any period analyzed.”

“Furthermore, management’s capital allocation decisions do not appear to be misguided. Using the move to Texas as an example, the cost of [the] new plant is between $120 million and $129 million and it is expected to save between $18 million to $20 million in costs per year. If only costs savings are considered in a ROIC analysis, this new plant will generate a ROIC between 9 percent and 11 percent, which is above the company’s WACC. While the relocation appears to have been a good decision from a logistics and cost standpoint, investments made in Torrance were apparently necessary to address safety concerns, and therefore do not seem to undermine the logic of the move to Texas, as the dissident group suggests.”

ISS also recognized that the Farmer Bros. Board is committed to strong corporate governance and to acting in the best interest of ALL stockholders, noting:

“…the company’s overall governance also appears to have improved substantially in recent years, often as a direct result of the contributions of directors like Mottern and Marcy, the two most recently added members. For instance, the board only appears to have instituted a governance committee following Marcy’s addition to the board.”

Additionally, ISS agreed that the Waite Group has offered NO plan and that its hand-picked nominees lack qualifications, experience and independence:

“The dissident has also failed to demonstrate that it is adequately prepared to address any downside risks associated with this contest: although an election victory would leave the dissident group with a majority of the board, none of the members of such a reconstituted board seem to possess any outside board experience or relevant industry knowledge or operational expertise beyond that gained during their years at the company. The lack of relevant experience of certain members of the dissident slate also raises serious concerns as to whether the dissident group’s interests are truly aligned with those of unaffiliated shareholders.” (Emphasis added)

“Furthermore, the dissident group has likewise failed to present any future plan for the company that is clearly superior to the strategy developed by the current board – which has demonstrated strong results.”

Commenting on the ISS report, Farmer Bros. issued the following statement:

The recommendation from ISS to support ALL THREE of Farmer Bros. highly qualified and experienced director nominees reaffirms what we have said all along – Farmer Bros. needs a Board that has the right combination of critical food industry expertise, C-level executive leadership experience, operational and financial skills and company knowledge – and that is focused on the interests of ALL stockholders.

As ISS recognizes, under the leadership and direction of the current Board as well as Mr. Keown, President and Chief Executive Officer, Farmer Bros. continues to successfully execute a turnaround plan that is creating substantial value for all stockholders. In fact, since March 13, 2012, when the Board appointed Mr. Keown, Farmer Bros.’ stock price has appreciated over 225%, representing strong value creation of over $400 million for stockholders. In that timeframe, the Company’s total stockholder return outperformed the Russell 2000 Index, as well as the Food Processing Index. Additionally, the Company’s total stockholder return has consistently outperformed both the S&P 500 and its peer set over almost any timeframe since 2012.ii

We strongly believe that the Waite Group’s nominees lack the qualifications and experience necessary to deliver positive financial results and superior stockholder value and would add no value to the Board. In addition, the Waite Group’s nominees have deep personal ties that would compromise the independence of the Board. Electing the Waite Group nominees puts your investment at risk by effectively placing control of the Board in the Waite Group’s hands, which would put the Company’s leadership at risk and would derail the Company’s proven turnaround plan.

We strongly urge stockholders to follow ISS’s recommendation and protect their investment by voting “FOR” Farmer Bros. director nominees – Michael H. Keown, Charles F. Marcy and Christopher P. Mottern on the GOLD proxy card.

Farmer Bros. reminds stockholders that every vote is important, no matter how many or how few shares it represents. The Company urges all stockholders to use the GOLD proxy card to vote “FOR” the Company’s highly-qualified and experienced director nominees TODAY.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor at the contact listed below:

470 West Avenue

Stamford, Connecticut 06902

Stockholders Call Toll Free: (800) 662-5200

Banks and Brokers Call Collect: (203) 658-9400

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants, convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers.

Headquartered in Fort Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has approximately 1,600 employees nationwide. The Company’s portfolio features a wide range of coffees including Farmer Brothers®, Artisan Collection by Farmer Brothers™, Metropolitan™, Superior®, Cain’s™ and McGarvey®.

Forward-looking Statements

Certain statements in this communication constitute “forward-looking statements.” When used in this communication, the words “will,” “expects,” “anticipates,” “estimates” and “believes,” and similar expressions and statements that are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the expected cost savings relating to the Company’s corporate relocation. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact; actual results may differ materially due in part to the risk factors set forth in our most recent annual, periodic and current reports filed with the SEC.

Undue reliance should not be placed on the forward-looking statements in this communication, which are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Important Additional Information and Where to Find It

Farmer Bros. Co. has filed a definitive proxy statement and accompanying proxy card with the SEC in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement, including the schedules and appendices thereto.

THE COMPANY URGES ITS INVESTORS AND STOCKHOLDERS TO READ CAREFULLY AND IN THEIR ENTIRETY THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS OR AMENDMENTS), THE ACCOMPANYING PROXY CARD AND ANY OTHER DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Farmer Bros. Co., certain of its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement for its 2016 Annual Meeting. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s definitive proxy statement for the 2016 Annual Meeting, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Copies of the definitive proxy statement (including any supplements or amendments), the accompanying proxy card, and any other documents filed by the Company with the SEC are available free of charge at the SEC’s website at www.sec.gov. Copies are available free of charge at the Investor Relations section of the Company’s website at www.farmerbros.com.

Additional Information

INVESTOR CONTACT:

Isaac N. Johnston, Jr.

(682) 549-6663

Tom Ball / Mike Verrechia

Morrow Sodali

(203) 658-9400

MEDIA CONTACT:

Kelly Sullivan / Ed Trissel / Leigh Parrish

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

[i]	Permission to use quotations neither sought nor obtained.
ii	Stock price appreciation, stockholder value and total stockholder return from 03/13/2012 through 09/28/2016.